Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective as of the 13th day of October, 2006 (“Effective Date”), by and between ANTARES PHARMA, INC., a Delaware corporation (the “Corporation”), and PETER SADOWSKI, PH.D. (“Employee”).

WITNESSETH:

WHEREAS, Employee and the Corporation desire to enter into this Agreement to define their continued relationship, including the terms of Employee’s continued employment by the Corporation.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

1.        Employment. As of the Effective Date, the Corporation shall employ Employee as its Vice President – Devices Group, to perform the duties and functions as are reasonably and lawfully specified from time-to-time by the Corporation’s Chief Executive Officer and its Board of Directors (the “Board”). Employee hereby accepts such employment and, during the Employment Term, as defined below, Employee agrees to devote his full business time, skill, energy and attention, in a diligent, trustworthy, loyal, businesslike and efficient manner, to advancing the Corporation’s interests and to performing such duties and functions in accordance with Employee’s experience and skills.

2.	Compensation.

2.1.         Salary. For all services rendered by Employee pursuant to this Agreement, the Corporation shall pay Employee an annual salary, subject to withholding and other applicable employment taxes and other proper payroll deductions, of One Hundred Eighty Six Thousand Dollars ($186,000.00). Such annual salary shall be paid in accordance with the Corporation’s established pay policies and procedures.

2.2.         Performance Bonus. For each calendar year of the Employment Term in which the Corporation employs the Employee, the Employee shall be eligible to receive an annual bonus targeted at twenty percent (20%) with a maximum of thirty five percent (35%) of his Base Salary for each such calendar year, the exact amount to be established by the CEO with the approval of the Compensation Committee of the Corporation’s Board of Directors (the “Committee) (the “Discretionary Bonus”), provided however, that the amount of such Discretionary Bonus may be reduced or eliminated if, upon the determination of the Corporation’s independent compensation consultants, Employee’s total aggregate compensation for such calendar year (including, without limitation, the amount of such Discretionary Bonus) is determined to be unreasonable and/or significantly above the target aggregate compensation established by the Committee for the Employee if such reduction or elimination did not occur. The Discretionary Bonus shall be payable based upon achieving business objectives to be determined by the CEO and approved by the Committee. The business objectives shall be made available to the Executive in writing before the beginning of each calendar year. The Discretionary Bonus shall be payable in cash, shares of the Company stock or in some combination thereof, as determined by the Board in its sole discretion, and shall be paid as soon as reasonably practicable after the end of the calendar year to which it relates but not later than March 15 of the calendar year following the calendar year to which it relates.

2.3.        Benefits. Employee shall be entitled, at the Corporation’s expense and consistent with the Corporation’s policies and practices, to participate in the Corporation’s established benefits plans, including health and dental insurance plans and its 401(k) plan provided that with respect to any insurance benefits, such participation shall be subject to approval by the Corporation’s respective insurance provider. Employee acknowledges that he is not entitled to any further benefits other than set forth herein or as the Board, in its sole discretion, shall determine to grant Employee, and that, from time to time, the Corporation may change the benefits it offers its employees, including Employee.

2.4.        Vacation. Employee shall be entitled to twenty (20) vacation days per year, in addition to other customary office holidays, during which time his compensation shall be paid in full. Employee shall be entitled to take such vacation days at any time and in any combination; provided, however, that Employee agrees to take into consideration the needs and exigencies of the business of the Corporation, and shall not take such vacation days at such times or in such combinations as will substantially impair his ability to carry out his duties hereunder.

2.5.        Expenses. The Corporation shall reimburse Employee for all ordinary and necessary expenses reasonably and properly incurred and paid by Employee in the course of performing his duties, as specified in Section 1 hereof, and consistent with the Corporation’s policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Corporation’s requirements with respect to the manner of authorization and reporting of such expenses. The Corporation shall also reimburse Employee for monthly automobile-related expenses in an amount not to exceed an aggregate amount of $500.00 per month.

3.	Term and Termination.

3.1.        Employment Term. The term of this Agreement shall commence on the Effective Date and end on the first anniversary of the Effective Date (the “Initial Period”). After the Initial Period, the Agreement and Employee’s employment with the Corporation shall automatically be renewed for an additional one-year period (the “Renewal Period”), unless either the Corporation or the Employee gives the other written notice not later than 60 days prior to the scheduled termination of the Agreement of his or its intention not to continue this Agreement and his employment by the Corporation for another one-year period. The Initial Period and any Renewal Period(s) are herein referred to individually and collectively as the “Employment Term”. Notwithstanding anything to the contrary contained herein, the Employment Term shall be subject to termination as provided in Section 3.2 of this Agreement.

3.2.	Termination.

(a)          Immediately for Cause. Notwithstanding the provisions of Section 3.1 above, the Corporation may immediately terminate Employee’s employment hereunder for “Cause,” which shall include the following: (i) Employee’s dishonesty, fraud or misrepresentation in connection with his employment pursuant to the terms hereof, or Employee’s breach of his fiduciary duty owed to the Corporation, (ii) theft, misappropriation or embezzlement by Employee of the Corporation’s funds or resources, (iii) Employee’s conviction of or a plea of guilty or nolo contendere in connection with any felony, crime involving fraud or misrepresentation, or any other crime, or (iv) a breach by Employee of any material term hereof.

In the event of any termination pursuant to this subsection, the Corporation shall be obligated to pay Employee only those portions of his compensation provided by Section 2.1 hereof which shall accrue to Employee up to and including the date upon which such termination becomes effective, in addition to reimbursing Employee for any expenses incurred in accordance with the provisions of Section 2.5 hereof.

(b)          Termination Without Cause. Notwithstanding anything in this Agreement to the contrary, should the Corporation terminate Employee’s employment hereunder at any time without Cause as described above, as a condition to any such termination, the Corporation shall (i) pay Employee those portions of his compensation provided by Sections 2.1 and 2.2 hereof which shall accrue to Employee up to and including the date upon which such termination becomes effective, (ii) reimburse Employee for any expenses incurred in accordance with the provisions of Section 2.5 hereof, and (iii) pay Employee his base pay on a monthly basis for a period of six-months in accordance with the payment amounts and terms as provided in Section 2.1.and (iv) reimburse Employee for normal COBRA costs for the six month period. In addition, the Corporation shall also pay the foregoing amounts to Employee if Employee’s employment pursuant to the terms hereof is terminated in connection with any merger of the Corporation with or into another person or entity or the sale by the Corporation of all or substantially all of its business, assets or stock.

(c)          Immediately Due to Disability or Death. Subject to the following, and notwithstanding anything in this Agreement to the contrary, the Corporation may immediately terminate Employee’s employment hereunder upon Employee’s disability (as determined below) or death, provided that in the event the Corporation terminates Employee’s employment under this subsection due to Employee’s (i) disability, the Corporation shall, in addition to reimbursing Employee for any expenses incurred in accordance with the provisions of Section 2.5 hereof, be obligated to pay Employee those portions of his compensation provided for by Sections 2.1 hereof which shall accrue to Employee up to and including the date upon which Employee became disabled; and (ii) death, the Corporation shall, in addition to reimbursing Employee’s estate for any expenses incurred in accordance with the provisions of Section 2.5 hereof, be obligated to pay Employee’s estate only those portions of his compensation provided by Sections 2.1 and 2.2 hereof which shall accrue to Employee up to and including the date upon which Employee died.

For the purposes of this Agreement, Employee shall be deemed to be suffering from a disability if Employee, in the reasonable judgment of the Corporation’s Board of Directors (with Employee abstaining from any such vote if Employee is elected to serve on the Corporation’s Board of Directors), is unable to perform his duties, as specified in Section 1 hereof, by reason of illness or incapacity for a period of more than 60 days in any six-month period.

(d)          Termination by Employee. In the event Employee terminates this Agreement, the Corporation shall be obligated to pay Employee only those portions of his compensation provided by Sections 2.1 hereof which shall accrue to Employee up to and including the date upon which such termination becomes effective, in addition to reimbursing Employee for any expenses incurred in accordance with the provisions of Section 2.5 hereof, with the exception of any automobile-related expenses.

(e)          Cessation Upon Non-Renewal. In the event Employee’s employment with the Corporation ceases upon non-renewal of the Employment Term by the Corporation or the Employee as provided in Section 3.1 of this Agreement, the Corporation shall be obligated to pay Employee in accordance with Section 3.2 (b) including those portions of his compensation provided by Sections 2.1, 2.2 and 2.4 hereof which shall accrue to Employee up to and including the date upon which such cessation becomes effective, in addition to reimbursing Employee for any expenses incurred in accordance with the provisions of Section 2.5 hereof, with the exception of any automobile-related expenses.

4.            Equity Compensation. At the sole discretion of the Board, Employee may be entitled to participate in such equity incentive plans or programs as the Board may, from time-to-time, implement, provided that nothing herein shall obligate the Corporation to allow Employee to participate in any such plan or program.

4.1.         Special Stock Grant. To the extent approved by the Board, Employee shall be eligible to receive a special restricted stock award grant of 175,000 shares (or a portion thereof) contingent upon the accomplishment of specific defined and agreed upon goals as determined at the discretion of the CEO of the Corporation and approved by the Committee. Any such shares issued to the Employee shall be vested upon issuance and subject to such additional terms and conditions imposed thereon at the time of issuance (including, without limitation, the terms and conditions imposed by the applicable equity compensation plan maintained by the Company pursuant to which such shares are issued and the terms of the applicable award agreement).

5.	Confidentiality Agreement and Covenant Not to Compete; Nonsolicitation.

5.1.         Confidentiality Agreement. Employee acknowledges the interest of the Corporation in maintaining the confidentiality of information related to its business and shall not at any time during the Employment Term or for five (5) years thereafter, regardless of the reason for or circumstances of termination of employment, directly or indirectly, reveal or cause to be revealed to any person or entity the production processes, inventions, trade secrets, customer lists or other confidential business information obtained by him as a result of his employment with the Corporation, including information received by him prior to the Effective Date, except when specifically authorized in writing to do so by the Board; provided, however, that the parties acknowledge that it is not the intent of this Section 5.1 to include within its subject matter

(i) information not proprietary to the Corporation, or (ii) information which is in the public domain.

5.2.         Covenant Not to Compete; Nonsolicitation. During the Employment Term and for one (1) year immediately following the termination of Employee’s employment (the “Noncompete Period”), regardless of the reason, if any, for any such termination, Employee shall not, on his behalf or on behalf of or in conjunction with any other person, persons, firm or partnership, corporation, entity or company:

(a)          compete, directly or indirectly, with the Corporation or engage or participate, directly or indirectly, in any business or businesses substantially similar to the business conducted by the Corporation, including needle-free injectors, mini-needle injectors, transdermal gel delivery systems and fast melting oral tablet delivery systems, as of the Effective Date or as may thereafter be conducted by the Corporation at any time during the Noncompete Period.

(b)          solicit or cause to be solicited any customers of the Corporation in manner prohibited by the terms hereof.

(c)          recruit or cause any other person to recruit any employee of the Corporation to any of said business or businesses.

6.	Miscellaneous.

6.1.         Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express overnight courier service (charges prepaid), or (iii) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day). Such notices, demands and other communications shall be sent to the addresses indicated below:

To the Company:	Antares Pharma, Inc. Princeton Crossroads Corp Ctr 250 Phillips Blvd, Suite 290 Ewing, NJ 08618 Attention: Chief Executive Officer Facsimile: (609) 359-3015
with a copy to:	Pepper Hamilton LLP 3000 Two Logan Square 18th and Arch Streets Phila, PA 19103 Attention: Jonathan Clark, Esq Facsimile: (215) 963-5299

To Employee	To the address on file with the Company.

6.2.         Obligations and Benefits. The obligations and benefits set forth in this Agreement shall be binding and inure to the benefit of the respective parties hereto and their personal representatives, successors and permitted assigns.

6.3.        Internal Revenue Code Section 409A. Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Section 409A of the Code, if the Employee is deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, the Employee agrees that the payments and benefits due to the Employee under this Agreement in connection with a termination of the Employee’s employment hereunder that would otherwise have been payable at any time during the six-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum as soon as practicable following, the expiration of such six-month period. In light of the uncertainty surrounding the application of Section 409A of the Code, the Corporation cannot make any guarantee as to the treatment under Section 409A of the Code of any payments made or benefits provided under this Agreement.

6.4.        Assignment. Absent the Corporation’s express written consent, which may be withheld at the Corporation’s discretion, Employee may not assign any obligations or benefits under this Agreement; the Corporation is free to assign its obligations or benefits under this Agreement.

6.5.         Waiver. A waiver by the Corporation or Employee of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

6.6.        Amendment. This Agreement shall be amended only in writing, signed by both parties.

6.7.        Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of Delaware, without giving effect to principles of conflict of laws.

6.8.        Entire Agreement. This Agreement contains the entire agreement of the parties. This Agreement supersedes any and all prior agreements between the parties hereto, whether oral or written, including, without limitation, that certain term sheet previously discussed and reviewed by the parties. All of such other agreements, whether oral or written, are hereby null and void and of no further force and effect.

6.9.         Severability. If any portion or portions of this Agreement shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid and enforceable.

6.10.      Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the day and year first above written.

ANTARES PHARMA, INC. By: /s/ Jack Stover Its: President and CEO

/s/ Peter Sadowski, Ph.D. Peter Sadowski, Ph.D.